Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp
Investors: Scott Frommer - +1 336-436-5076
Investor@labcorp.com

Media: Don Von Hagen - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP’S ACQUISITION OF PATHOLOGY ASSOCIATES MEDICAL LABORATORIES
CLEARS ANTITRUST REVIEW

Burlington, N.C.--May 1, 2017 -- LabCorp® (NYSE: LH) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to LabCorp’s acquisition of Pathology Associates Medical Laboratories, LLC (PAML) has expired. As previously announced, LabCorp, Providence Health & Services (Providence) and Catholic Health Initiatives (CHI) entered into a definitive agreement for LabCorp to acquire all of the ownership interests in PAML, one of the nation's premier medical reference laboratories and a healthcare solutions company jointly owned by Providence and CHI.

Expiration of the waiting period satisfies one of the conditions necessary to complete the pending acquisition. The transaction remains subject to other closing conditions, which are expected to be satisfied in the near future.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.

Forward-Looking Statements
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

# # #